EXHIBIT 10.13

CONTRACT FOR SERVICES

BETWEEN:

Imagis Technologies Inc., having its primary address at 1630 — 1075 W. Georgia St., Vancouver, BC, V6E 3C9 Canada, hereinafter “Imagis”

AND:

Altaf Nazerali, with a primary address at 1300 – 1075 West Georgia Street, Vancouver, B.C. V6E 3C9, hereinafter “Nazerali”

WHEREAS:

(A)	Nazerali is an independent contractor engaged in the business of providing various corporate and consulting services to business ventures;

(B)	Imagis wishes to engage the services of Nazerali;

(C)	The parties have mutually agreed to evidence the terms of Nazerali’s service to Imagis by this Agreement;

WITNESS that in consideration of the respective covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties mutually agree as follows:

PART 1

INTERPRETATION

1.	For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires,

(a)	“this Agreement” means this agreement for services from time to time supplemented or amended by one or more agreements entered into pursuant to the applicable provisions hereof,

(b)	the words “herein”, “hereof” and “hereunder” and other words of similar import refers to this Agreement as a whole and not to any particular paragraph, subparagraph or other subdivision,

(c)	all references to currency mean Canadian dollars (CDN$), unless otherwise specified,

(d)	a reference to an entity includes any entity that is a successor to such entity,

(e)

a reference to a Part is to a part of this Agreement, and the symbol § followed by a number or some combination of numbers and letters refers to the section, paragraph, subparagraph, clause or sub-clause of this Agreement so designated,

(f)	the headings are for convenience only and are not intended as a guide to interpretation of this Agreement or any portion hereof, and

(g)

a reference to a statute includes all regulations made pursuant thereto, all amendments to the statute or regulations in force from time to time, and any statute or regulation, which supplements or supersedes such statute or regulations.

PART 2

ENGAGEMENT

Engagement

2.1

Imagis hereby retains Nazerali to provide services to Imagis and Nazerali hereby agrees to be so retained, upon and subject to the terms and conditions hereinafter set forth for the duration of this Agreement.

Term

2.2

This Agreement will extend for 12 months unless renewed or terminated as in the manner provided for under this Agreement. The term of such Agreement will be renewed, on the same terms and conditions set out herein, for successive 12 month periods if

(a)	30 days before the expiry of such term Imagis has not exercised its rights under Part 6 to terminate this Agreement, and

(b)	30 days before the expiry of such term Nazerali gives Imagis notice of his desire to renew the term for an additional 12 months.

renew the term for an additional 12 months.

The initial 12-month term will commence on October 1, 2002.

Term of Reference

2.3	Imagis engages Nazerali to perform the following services (the "Consulting Services")

(a)	to advise and assist with the financing activities of the Company;

(b)	to provide such other services as may reasonably be requested by the Company from time to time.

PART 3

COMPENSATION

Fee

3.1

Nazerali will receive a monthly fee of CDN$12,500 plus GST (the “Fee”), or CDN$150,000 per annum (exclusive of GST). Nazerali shall submit an invoice covering services rendered during each monthly period. Upon receipt of Nazerali’s invoice, Imagis shall make payment in full on a monthly basis in arrears.

Expenses

3.2

Imagis will reimburse Nazerali all reasonable travel expenses, including car rentals, food and lodging and sundry expenses, and all other reasonable expenses incurred in connection with him providing service hereunder to Imagis promptly on receiving all appropriate and complete vouchers or receipts.

Review

3.3

At the end of the first anniversary of this Agreement and annually thereafter, the Compensation Committee of Imagis will carry out an objective review of the compensation provided herein with regards to any developments within Imagis, and, if warranted, the Fee may be increased (but not decreased).

PART 4

COVENANTS

Non-Competition

4.1

Nazerali will not, during the term of this Agreement provide services to any person or persons, firm, association, syndicate, joint venture, partnership, company or corporation engaged in, concerned with or interestedinany business primarily involved in similar activities in any country in which Imagis operates, or is actively considering, or take any other action inconsistent with the relationship of a board member to his corporation. This non-competition clause will not apply to business relationships with corporate partners of Imagis e.g. Zixsys.

Non- Solicitation of Customers and Employees

4.2

Nazerali may, with the specific prior written consent of the President and CEO of Imagis offer and provide part or full time employment to current Imagis employees who were previously employed either directly or indirectly by him. Nothing herein will prevent Nazerali from continuing to carry on personal activities with employees of Imagis to the extent that such activities were ongoing at the date of the Agreement.

PART 5

DUTIES OF NAZERALI

Duties

5.1

With prior notification to Imagis and with Imagis’ prior written consent, which consent will not be unreasonably withheld, Nazerali may delegate or subcontract the performance of any Consulting Service to any other Person (as hereinafter defined). For the purposes of this Agreement, “Person” includes, without limitation, any individual, firm, corporation, association, partnership, joint venture, consortium, trust or other entity.

Relationship of Parties

5.2

Nazerali hereby acknowledges that he is responsible for remitting his own taxes and any contributions required by law to be remitted and Imagis shall have no responsibility in respect of any failure by Nazerali to properly remit such amounts when due, and Nazerali agrees to indemnify and save Imagis harmless from and against assessments, losses or penalties actually incurred by Imagis in this respect.

Confidential Information

5.3	Nazerali hereby covenants, agrees and acknowledges as follows:

(a)

Nazerali has and will have access to and will participate in the development of or be acquainted with confidential or proprietary information and trade secrets related to the business of Imagis, its subsidiaries and affiliates (collectively, the “Companies”), including but not limited to

(i)

business plans, operating, plans, marketing plans, financial reports, operating data, budgets, wage and salary rates, pricing strategies and information, terms of agreements with suppliers or customers and others, prospect- and customer lists, patents, devices, software programs, reports, correspondence, tangible property and specifications owned by or used in the businesses of one or more of the Companies,

(ii)

information pertaining to future developments such as, but not limited to, research and development, future marketing, distribution, delivery or merchandising plans or ideas, and potential new business locations, and

(iii)	other tangible and intangible properties, which are used in the business and operations of the Companies but not made publicly available.

The information and trade secrets relating to the business and operations of the Companies described hereinabove in this paragraph (a) are hereinafter referred to collectively as the “Confidential Information”, provided that the term Confidential Information shall not include any information that is or becomes generally publicly available (other than as a result of violation of this Agreement by Nazerali) or (b) that Nazerali receives on a non-confidential basis from a source (other than Imagis, its affiliates or representatives) that is not known by it to be bound by an obligation of secrecy or confidentiality to the Companies or any of them.

(b)

Nazerali hereby assigns to Imagis, in consideration of its engagement, all Confidential Information developed by or otherwise in the possession of Nazerali at any time during the term of this Agreement, whether or not made or conceived during working hours, alone or with others, which relates to businesses or proposed businesses of any of the Companies, and Nazerali agrees that all such Confidential Information shall be the exclusive property of the Companies. Upon request of the Board of Directors of Imagis, Nazerali shall execute and deliver to the Companies any specific assignments or other documents appropriate to vest title in such Confidential Information.

(c)

Nazerali shall not disclose, use or continue to make known for his or another’s benefit any Confidential Information or use such Confidential Information in any way except in the best interests of the Companies in the performance of Nazerali’ duties under this

Agreement. Nazerali may disclose Confidential Information when required by applicable law or judicial process, but only after notice to Imagis of Nazerali’ intention to do so and opportunity for Imagis to challenge or limit the scope of the disclosure.

(d)

Nzerali acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this §5.7 would be inadequate and, therefore, agrees that the Companies shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting Imagis from pursuing any other rights and remedies available for such breach or threatened breach.

(e)

agrees that upon termination of its engagement by Imagis for any reason, Nazerali shall forthwith return to Imagis all Confidential Information, documents, correspondence, notebooks, reports, computer programs and all other materials and copies thereof (including computer discs and other electronic media) relating in any way to the business of the Companies in any way developed or obtained by Nazerali during, the period of its engagement with Imagis.

(f)

Nazerali agrees for a period of one year after the termination of this Agreement not to pursue any business opportunities that were developed or evaluated at Imagis during his tenure at Imagis, except such business opportunities which have been declined by Imagis.

(g)

The obligations of Nazerali under this §5.3 shall, except as otherwise provided herein, survive the expiration or termination of this Agreement and shall terminate one year after the termination of this Agreement.

PART 6

TERMINATION

Termination by Either Party

6.1	Either party may terminate this Agreement on notice given not less than 30 days.

Return of Property

6.2

On the effective date of termination Nazerali will deliver up to the Company, in a reasonable state of repair, all property, both real and personal, including documents and copies thereof, owned, leased or bailed to Imagis and used by or in the possession of Nazerali.

PART 7

GENERAL

Reasonableness of Restrictions and Covenants

7.1

Nazerali confirms and agrees that the covenants and restrictions pertaining to Nazerali contained in this Agreement, are reasonable and valid and hereby further acknowledges and agrees that Imagis would suffer irreparable injury in the event of any breach by Nazerali of its obligations under any such covenant or restriction. Accordingly, Nazerali hereby acknowledges and agrees that damages would be an inadequate remedy at law in connection with any such breach and that Imagis shall be entitled, in addition to any other right or remedy which it may have at law, in equity or otherwise, to temporary and permanent injunctive relief enjoining and restraining Nazerali from any such breach.

Set-off

7.2

Nazerali hereby authorizes Imagis to set off against any amounts payable to Nazerali hereunder any bona fide indebtedness of Nazerali to Imagis with respect to this Agreement that has been recorded on the books and records of Imagis and of which Nazerali has been given written notice of and to make deductions and to retain any portions of such payments to satisfy any such indebtedness, to the extent permitted by law.

Assignment

7.3	Neither of the parties may assign any right, benefit or interest in this Agreement without the written consent of the other, and any purported assignment without such consent will be void.

Severability

7.4

If any provision of this Agreement is unenforceable or invalid for any reason it will be severable from the remainder of this Agreement and, in its application at that time, this Agreement will be construed as though such provision was not contained herein and the remainder will continue in full force and effect and be construed as if this Agreement had been executed without the invalid or unenforceable provision.

Waiver and Consent

7.5	No consent or waiver, express or implied, by any party to or of any breach or default by any other parry of any or all of its obligations under this Agreement will

(a)	be valid unless it is in writing and stated to be a consent or waiver pursuant to this section,

(b)	be relied upon as a consent to or waiver of any other breach or default of the same or any other obligation,

(c)	constitute a general waiver under this Agreement, or

(d)	eliminate or modify the need for a specific consent or waiver pursuant to this section in any other or subsequent instance.

Notice

7.6

Every notice, request, demand or direction (each, for the purposes of this section, a “notice”) to be given pursuant to this Agreement by any party to another will be in writing and will be delivered or sent by registered or certified mail postage prepaid and mailed in any government post office or by email, or other similar form of written communication, in each case, addressed as above or as follows:

If to Nazerali at: email: anazerali@ipm.bc.ca Attention: Altaf Nazerali If to Imagis at: email: idrummond@imagistechnologies.com Attention: Iain Drummond, President & CEO

or to such other address as is specified by the particular party by notice to the other.

7.7	Any notice delivered or sent in accordance withss.7.6 will be deemed to have been given and received

(a)	if delivered, or emailed on the day of delivery,

(b)	if mailed, on the earlier of the day of receipt and the sixth business day after the day of mailing, or

(c)	if sent by any form of written communication, on the first business day following the day of transmittal.

Binding Effect

7.8	This Agreement will ensure to the benefit of and be binding upon the respective legal representatives, successors and permitted assigns of the parties.

Time of Essence

7.9	Time is of the essence in the performance of each obligation under this Agreement.

Governing Law

7.10	This Agreement shall be governed by and construed in accordance with the laws of Province of British Columbia, Canada.

Counterparts

7.11

This Agreement may be executed in any number of counterparts with the same effect as if all parties to this Agreement had signed the same document and all counterparts will be construed together and will constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this Agreement effective as of October 1st, 2002.

Per:	/Altaf Naerali/ Name: Altaf Nazerali Title: Consultant

Per:	/Iain Drummond/ Name: Iain Drummond Title: President & CEO, Imagis Technologies Inc.